UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 26, 2009

Axcelis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30941	34-1818596
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

108 Cherry Hill Drive, Beverly, Massachusetts		01915
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (978) 787-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Axcelis Technologies, Inc. (“Axcelis”) and Sumitomo Heavy Industries, Ltd. (“SHI”) each own 50% of the outstanding common shares of SEN Corporation, an SHI and Axcelis Company (“SEN”), a Japanese corporation which holds a license from Axcelis to make and sell certain ion implanters in Japan.   On February 26, 2009, Axcelis, SHI and SEN entered into a Share Purchase Agreement pursuant to which Axcelis will sell and SHI will buy all of Axcelis’ common shares in SEN in exchange for a cash payment of 13 billion Yen (estimated at approximately $133 million based on exchange rates as of the date of the agreement) on the later of March 31, 2009 or the date on which certain closing conditions are satisfied (the “Share Purchase Agreement”). Royalties and commissions due from SEN to Axcelis for the six month period ending March 31, 2009 will also be paid.

The Share Purchase Agreement contemplates a direct pay-off of the amounts due to U.S. Bank National Association, as trustee (the “Trustee”), under the Indenture dated as of May 2, 2006 (the “Indenture”) relating to Axcelis’ 4.25% Convertible Senior Subordinated Notes (the “Notes”).  As an inducement to enter into the Share Purchase Agreement, the Trustee has confirmed in writing (the “Trustee Letter”) that a judgment will not be issued in the lawsuit commenced by the Trustee on behalf of the holders of Notes against Axcelis in the United States District Court for the Southern District of New York (Case Number 09CV657) until after April 13, 2009.

In connection with the closing under the Share Purchase Agreement, Axcelis and SEN will enter into a License Agreement which will allow the two companies to continue to use certain patents and technical information owned by the other to make and sell ion implant systems on a worldwide, royalty-free, perpetual basis.  Patents and technical information developed by Axcelis for the Optima HD and Optima XE will not be licensed.   The transaction will also terminate all existing agreements among the three parties relating to the SEN joint venture.  The closing conditions include the delivery of a reasonably equivalent value opinion from an independent firm, officer’s certificates and the absence of a material adverse change in the business of Axcelis or SEN.

There can be no assurance that the closing under the Share Purchase Agreement will occur by April 13, 2009, or that, if it does not, the Trustee will not pursue its rights and remedies under the Indenture thereafter.  This description of the Share Purchase Agreement and the Trustee Letter  does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement and the Trustee Letter which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On February 26, 2009, the Company issued a press release disclosing the entry into the Share Purchase Agreement and related issues. A copy of the Company’s press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Index
10.1	Share Purchase Agreement dated February 26, 2009 among Axcelis Technologies, Inc. (“Axcelis”), Sumitomo Heavy Industries, Ltd. and SEN Corporation, an SHI and Axcelis Company.
10.2	Letter to Axcelis dated February 25, 2009 from U.S. Bank National Association, as trustee under the Indenture dated as of May 2, 2006 relating to Axcelis’ 4.25% Convertible Senior Subordinated Notes.
99.1	Axcelis Technologies, Inc. press release dated February 26, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2009	Axcelis Technologies, Inc.

	By:	/s/ STEPHEN G. BASSETT
Stephen G. Bassett
Executive Vice President
and Chief Financial Officer

Exhibit No.	Exhibit Index
10.1	Share Purchase Agreement dated February 26, 2009 among Axcelis Technologies, Inc. (“Axcelis”), Sumitomo Heavy Industries, Ltd. and SEN Corporation, an SHI and Axcelis Company.
10.2	Letter to Axcelis dated February 25, 2009 from U.S. Bank National Association, as trustee under the Indenture dated as of May 2, 2006 relating to Axcelis’ 4.25% Convertible Senior Subordinated Notes.
99.1	Axcelis Technologies, Inc. press release dated February 26, 2009